Exhibit 99.1
Expedia, Inc. Reports First Quarter 2008 Results
Merchant Hotel and Advertising Fuel 21% OIBA Growth
BELLEVUE, Wash.—May 1, 2008—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2008.
“With over $20 billion in annual gross bookings and excellent first quarter results, Expedia® is far and away the leader in online travel services,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “Our unique mix of both transactional and advertising revenues, each operating at meaningful scale, continues to deliver strong profitable growth.”
“Expedia employees around the globe continued to execute in the first quarter, delivering record gross bookings and solid OIBA growth,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “While 2008 continues to present an uncertain economic backdrop, Expedia remains focused on investing in our leadership position to drive growth in long-term free cash flow and shareholder value.”
Financial Summary & Operating Metrics (figures in MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 3.31.08	Ended 3.31.07	Growth
Transactions	12.6	10.9	16%
Gross bookings	$5,902.5	$4,924.1	20%
Revenue	$687.8	$550.5	25%
Revenue margin	11.65%	11.18%	+47 bps
Gross profit	$535.9	$429.2	25%
Operating income before amortization* (“OIBA”)	$125.9	$104.4	21%
Operating income	$90.0	$67.3	34%
Adjusted net income *	$71.0	$59.6	19%
Net income	$51.3	$34.8	48%
Adjusted EPS *	$0.24	$0.18	33%
Diluted EPS	$0.17	$0.11	55%
Net cash provided by operating activities	$563.8	$538.1	5%
Free cash flow *	$530.6	$519.7	2%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. Effective Q108 we have amended the definition of Adjusted net income and Adjusted EPS.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 20% for the first quarter of 2008 compared with the first quarter of 2007. North America bookings increased 15%, Europe bookings increased 34% (25% excluding the net benefit from foreign exchange) and Other bookings (primarily Expedia® Corporate Travel and our Asia Pacific operations) increased 31%.
Revenue increased 25% for the first quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 22%, Europe revenue increased 33% (23% excluding foreign exchange) and Other revenue increased 38%.
Worldwide merchant hotel revenue increased 22% for the first quarter due to a 23% increase in room nights stayed, including rooms delivered as a component of vacation packages, offset slightly by a 1% decrease in revenue per room night. Revenue per room night decreased due to a 108 basis point decline in hotel margin, partially offset by a 3% increase in worldwide average daily rates.
Worldwide air revenue increased 18% for the first quarter due to an 11% increase in air tickets sold and a 6% increase in revenue per air ticket.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services, agency hotel and cruises), increased 39% for the first quarter due primarily to increased advertising and media revenues and car rental revenues. Package revenue increased 13% primarily due to higher package gross bookings worldwide.
Revenue as a percentage of gross bookings (“revenue margin”) was 11.65% for the first quarter, an increase of 47 basis points. North America revenue margin increased 68 basis points to 12.10%, Europe revenue margin decreased 6 basis points to 11.65%, and Other revenue margin increased 39 basis points to 8.41%. The first quarter increase in North America revenue margin was primarily due to an increased mix of advertising and media revenues as compared to first quarter 2007. Europe revenue margin decreased primarily due to lower revenue from more competitive hotel pricing and lower consumer air fees. Worldwide and segment revenue margins benefited from higher revenues associated with completed Easter travel, which occurred in the first quarter of 2008 compared to the second quarter of 2007.
Profitability
Gross profit for the first quarter of 2008 was $536 million, an increase of 25% compared with the first quarter of 2007 due to increased revenue.
OIBA for the first quarter increased 21% to $126 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 66 basis points to 18.30%, primarily reflecting higher growth in sales and marketing expenses excluding stock-based compensation as a percentage of revenue. Operating income increased 34% to $90 million primarily due to the same factors driving OIBA growth as well as lower amortization and stock based compensation as a percentage of revenue.
Adjusted net income for the first quarter increased $11 million compared to the prior year period driven by higher OIBA, partially offset by a higher net interest expense. Net income increased $17 million due to the same factors impacting adjusted net income as well as an unrealized gain on the Ask convertible notes (“Ask Notes”), compared to an unrealized loss in the prior year period, partially offset by an increase in net foreign exchange losses. First quarter adjusted EPS and diluted EPS were $0.24 and $0.17, respectively. These measures increased 33% and 55% due to higher net income and lower weighted average share counts primarily resulting from shares repurchased in August 2007.
Cash Flows & Working Capital
For the three months ended March 31, 2008, net cash provided by operating activities was $564 million and free cash flow was $531 million. Both measures include $457 million from net changes in operating assets and liabilities, primarily driven by our merchant hotel business. Free cash flow for the first quarter increased $11 million due primarily to increased net changes in operating assets and liabilities and higher OIBA, partially offset by increased capital expenditures and an increase in cash paid for interest and taxes as compared with the prior year period.

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Recent Highlights
Global Presence
•	Gross bookings from Expedia, Inc.’s international points of sale were $1.90 billion in the first quarter, accounting for 32% of worldwide bookings, up from 28% in the prior year period. International revenue was $221 million in the first quarter, or 32% of worldwide revenue, up from 29% in the prior year period.

•	Expedia, Inc. launched its 17th and 18th Expedia-branded points of sale—www.expedia.co.in™ in India and www.expedia.be™ in Belgium.

•	The TripAdvisor® Media Network continued to expand its global presence, entering the Asia Pacific market with the launch of www.bookingbuddy.in™ in India.
Brand Portfolio
•	Expedia’s private label group, Expedia® Distribution, entered new partnerships with ExpressJet, Frontier Airlines, BMI and British Columbia Automobile Association Travel Agency, as well as Sky Travel, the first partner to integrate both TripAdvisor traveler reviews and Expedia Distribution’s white label booking engine.

•	Expedia, Inc. expanded its brand portfolio with three acquisitions including CarRentals.com™, the premier online car rental firm offering a diverse selection of car rentals directly to travelers, HolidayWatchdog.com™, a UK-based user-generated travel content site, and airfarewatchdog.com™, an online source of airfare deals.

•	hotels.com® signed a new multi-year strategic partnership with Air Canada, enabling aircanada.com visitors to access the full range of hotels.com’s inventory of nearly 80,000 properties worldwide.

•	TripAdvisor entered its first content distribution partnership with a tourist board, Visit London, whose home page displays TripAdvisor reviews for London attractions and hotels along with its “Trip’s Top 10” lists. Total reviews and opinions on TripAdvisor sites reached the 15 million milestone in less than a year since hitting 10 million in June 2007.

•	hotels.com was named the “Best Site for Booking Hotels in the United States” and the “Best Site for Booking Hotels in Europe” by Condé Nast Traveler magazine, which recommended its 800,000 monthly readers use the site “anytime you’re shopping online for a hotel stay.”

•	Expedia Corporate Travel (“ECT”) emphasized its commitment to offering the best value with the U.S. launch of the Expedia Corporate Travel Promise, which includes a flight price guarantee. Customers who find a lower fare after booking a trip can receive a refund of the difference or be rebooked at no additional charge.

•	In a recent roundup titled “Hot Links: 10 Sites You Need to Bookmark Now,” the New York Post named TripAdvisor as the “Best Hotel Portal” and referred to it as “our favorite source for candid hotel info” while airfarewatchdog.com was named “Top Fare Finder.”
Content & Innovation
•	Hotwire® launched its “Hotel Deal Engine” feature, allowing visitors to the “Hotels” area of the site to see a current list of Hotwire’s very best deals, tailored to desired locations and refreshed hourly.

•	Expedia.co.jp™ introduced a lowest price guarantee and eliminated its cancellation fee, assuring its customers of the most competitive prices and flexibility while offering the broadest selection of hotels of any travel site in Japan, with more than 40,000 properties currently available on its site. Also, Japanese travelers are now able to purchase air tickets on Expedia.co.jp as a result of its recent affiliation with World Travel System.

•	ECT introduced new services geared toward the corporate travel manager, including DataMinder™, which sends real-time email notifications to travel managers such as total air spend, market share by city pair and carrier and average nightly room rate by city. ECT also launched enhanced security services which facilitate travel monitoring and use daily global intelligence data to help companies enhance travel security.
Partner Services Group (“PSG”)
•	Expedia signed a strategic agreement with Air Berlin Group, making all fares, schedules and inventory available on Expedia and hotels.com branded points of sale.

•	ECT expanded its offerings with key inventory expansion. The Expedia Corporate Rate hotel program in the U.S. now includes 2,200 hotels offering additional amenities and savings of up to 25% off standard rates and customers can now book flights on 14 European low cost carriers and ExpressJet in the U.S.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Revenue	$687,817	$550,511
Cost of revenue (1)	151,943	121,298

Gross profit	535,874	429,213

Operating expenses:
Selling and marketing (1)	287,122	222,268
General and administrative (1)	88,401	76,163
Technology and content (1)	52,302	42,252
Amortization of intangible assets	18,051	21,196

Operating income	89,998	67,334

Other income (expense):
Interest income	8,115	7,269
Interest expense	(15,700)	(11,176)
Other, net	(3,673)	(5,495)

Total other expense, net	(11,258)	(9,402)

Income before income taxes and minority interest	78,740	57,932
Provision for income taxes	(28,972)	(23,612)
Minority interest in loss of consolidated subsidiaries, net	1,538	456

Net income	$51,306	$34,776

Net earnings per share available to common stockholders:
Basic	$0.18	$0.11
Diluted	0.17	0.11

Shares used in computing earnings per share:
Basic	285,117	307,828
Diluted	294,031	323,749

(1) Includes stock-based compensation as follows:
Cost of revenue	$675	$883
Selling and marketing	3,739	3,235
General and administrative	8,950	7,669
Technology and content	4,442	4,073

Total stock-based compensation	$17,806	$15,860

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$697,868	$617,386
Restricted cash and cash equivalents	29,854	16,655
Accounts receivable, net of allowance of $7,785 and $6,081	367,930	268,008
Prepaid merchant bookings	103,302	66,778
Prepaid expenses and other current assets	99,586	76,828

Total current assets	1,298,540	1,045,655
Property and equipment, net	184,422	179,490
Long-term investments and other assets	101,733	93,182
Intangible assets, net	978,683	970,757
Goodwill	6,067,395	6,006,338

TOTAL ASSETS	$8,630,773	$8,295,422

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$794,173	$704,044
Accounts payable, other	168,144	148,233
Deferred merchant bookings	1,127,352	609,117
Deferred revenue	18,372	11,957
Accrued expenses and other current liabilities	260,356	301,001

Total current liabilities	2,368,397	1,774,352
Long-term debt	500,000	500,000
Credit facility	240,000	585,000
Deferred income taxes, net	360,958	351,168
Other long-term liabilities	215,010	204,886
Minority interest	59,972	61,935

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	339	337
Authorized shares: 1,600,000
Shares issued: 338,569 and 337,057
Shares outstanding: 260,582 and 259,489
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	5,922,732	5,902,582
Treasury stock — Common stock, at cost	(1,728,363)	(1,718,833)
Shares: 77,986 and 77,568
Retained earnings	653,510	602,204
Accumulated other comprehensive income	38,192	31,765

Total stockholders’ equity	4,886,436	4,818,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,630,773	$8,295,422

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended March 31,
	2008	2007
Operating activities:
Net income	$51,306	$34,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	17,068	14,388
Amortization of intangible assets and stock-based compensation	35,857	37,056
Deferred income taxes	7,908	4,443
Unrealized (gain) loss on derivative instruments, net	(4,980)	1,391
Equity in loss of unconsolidated affiliates	823	1,295
Minority interest in loss of consolidated subsidiaries, net	(1,538)	(456)
Foreign exchange (gain) loss on cash and cash equivalents, net	(234)	1,879
Other	615	367
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(93,285)	(71,588)
Prepaid merchant bookings and prepaid expenses	(66,372)	(58,135)
Accounts payable, merchant	88,014	55,309
Accounts payable, other, accrued expenses and other current liabilities	3,995	35,681
Deferred merchant bookings	518,219	480,365
Deferred revenue	6,383	1,285

Net cash provided by operating activities	563,779	538,056

Investing activities:
Capital expenditures, including internal-use software and website development	(33,188)	(18,332)
Acquisitions, net of cash acquired	(82,455)	(39,851)
Increase in long-term investments and deposits	(7,157)	(28,507)

Net cash used in investing activities	(122,800)	(86,690)

Financing activities:
Credit facility borrowings	—	150,000
Credit facility repayments	(345,000)	(150,000)
Changes in restricted cash and cash equivalents	(14,756)	(9,489)
Proceeds from exercise of equity awards	1,665	8,272
Excess tax benefit on equity awards	1,333	820
Treasury stock activity	(9,488)	(666,483)
Other, net	—	393

Net cash used in financing activities	(366,246)	(666,487)
Effect of exchange rate changes on cash and cash equivalents	5,749	(431)

Net increase (decrease) in cash and cash equivalents	80,482	(215,552)
Cash and cash equivalents at beginning of period	617,386	853,274

Cash and cash equivalents at end of period	$697,868	$637,722

Supplemental cash flow information
Cash paid for interest	$25,511	$19,555
Income tax payments, net	7,604	3,151

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are generally recognized at the time the reservation is booked and primarily relate to air transactions.

•	Merchant bookings accounted for 44% of total gross bookings in the first quarter compared to 42% in the prior year period due to growth in our merchant hotel business.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 22.1% of revenue for the first quarter of 2008 compared to 22.0% in the prior year period. Excluding stock-based compensation, cost of revenue was 22.0% of revenue for the first quarter of 2008 compared to 21.9% in the prior year period.

•	Cost of revenue includes depreciation expense of $4 million for the first quarter of 2008, and $3 million for the comparable 2007 period.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the first quarter of 2008 and 2007 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue
	Three months ended			Three months ended
	March 31,			March 31,		Δ in
	2008	2007	Growth	2008	2007	bps
Selling and marketing	$283.4	$219.0	29%	41.2%	39.8%	141
General and administrative	79.5	68.5	16%	11.6%	12.4%	(89)
Technology and content	47.9	38.2	25%	7.0%	6.9%	2

Total operating expenses	$410.7	$325.7	26%	59.7%	59.2%	55
Operating expenses include $13 million of depreciation expense for the first quarter of 2008, and $11 million for the comparable prior year period.
Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to traffic generation costs from search engines, brand advertising (primarily television), our private label and affiliate programs and internet portals.

o	Approximately 23% and 22% of selling and marketing expense in the first quarter of 2008 and 2007 relate to indirect costs, including personnel in PSG, TripAdvisor, Europe, ECT and Expedia Local Expert™ (“ELE”).

o	The 29% increase in selling and marketing expense in the first quarter was primarily due to increased direct online and brand spend to support our worldwide points of sale, including spend in North America for Expedia.com, our TripAdvisor network, hotels.com, and Hotwire, and in Europe for our hotels.com and Expedia sites, as well as our private label and affiliate channels. In addition, we had increased personnel costs related to TripAdvisor, PSG, our European businesses, ECT, ELE and other teams.

o	We expect selling and marketing expense to increase as a percentage of revenue in 2008 compared to 2007 as we continue to support our established brands and geographies, experience continued keyword inflation, invest in our global advertising and media businesses, grow our earlier stage international markets, and expand our various sales teams in PSG, ECT and ELE.

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General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, and fees for professional services that typically relate to legal, tax or accounting engagements.

o	The 16% increase in general and administrative expense in the first quarter was primarily due to overall growth of the business including costs related to our corporate functions including the information technology group, our European businesses and expansion of TripAdvisor.

o	We expect general and administrative expense as a percentage of revenue in 2008 to remain relatively similar to our 2007 level.
Technology and Content (non-GAAP)
o	Technology and content expense includes product development expenses principally related to payroll and related expenses, professional fees, licensing costs and software development cost amortization.

o	The 25% increase in technology and content expense in the first quarter was due to increased personnel costs related to our North America businesses, primarily TripAdvisor, and our product development organization, as well as an increase in software development cost amortization.

o	Given historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, call center technology, site merchandising, content management, corporate travel, supplier integration and other initiatives, we expect technology and content expense to increase as a percentage of revenue in 2008 compared to 2007.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	First quarter stock-based compensation expense was $18 million, consisting of $15 million in expense related to RSUs and $3 million in stock option expense.

•	First quarter stock-based compensation expense increased $2 million compared to the prior year period primarily due to higher expense related to RSU grants, partially offset by the completed vesting of option awards.

•	Assuming, among other things, no meaningful modification of existing awards, incremental award grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $70 million in 2008.
Other, Net
•	The improvement in other, net for the first quarter primarily relates to a $5 million gain on the Ask Notes, compared with a $1 million loss in the prior year period and lower losses in our joint venture investments, which were partially offset by an $8 million net foreign exchange loss in the first quarter of 2008, compared with a $3 million net loss in the prior year period.

•	Foreign exchange losses increased primarily due to increased losses from eLong’s U.S. dollar-denominated cash position and the appreciation of the Chinese renminbi.
Income Taxes
•	The effective tax rates on GAAP pre-tax income were 36.8% for the first quarter of 2008 and 40.8% in the prior year period. The decrease in the effective rate was primarily due to a non-taxable gain on derivatives in the first quarter of 2008 as compared to a non-deductible loss in the prior year period. The effective tax rate for the first quarter of 2008 was higher than the 35% federal statutory rate primarily due to state income taxes and accruals related to uncertain tax positions, partially offset by non-taxable gains related to our derivative liabilities.

•	The effective tax rates on pre-tax adjusted income were 38.0% for the first quarter of 2008 and 38.6% in the prior year period. The effective tax rate for the first quarter of 2008 was higher than the 35% federal statutory rate primarily due to state income taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in the first quarter of 2008 was $8 million, an increase of $4 million from the prior year. We anticipate lower stock-based compensation related tax deductions in 2008 than in 2007, and therefore expect cash tax payments for full year 2008 will increase significantly compared with 2007.

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Foreign Exchange
•	As Expedia’s reporting currency is the U.S. dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the currencies of the international markets in which we operate. Management believes investors may find it useful to assess growth rates both with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the first quarter 2008 was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
Three months ended	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
March 31, 2008	rates	movements	movements	rates	movements	movements
Gross Bookings	19.9%	16.8%	3.1%	33.7%	24.8%	8.9%
Revenue	24.9%	21.8%	3.1%	33.1%	23.3%	9.8%
•	The positive impact of foreign exchange on our cash balances denominated in foreign currency was $6 million in the first quarter of 2008, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount reflects a net increase of $6 million from 2007 primarily due to higher average foreign-denominated cash balances.
Acquisitions
•	The impact of acquisitions on the growth of gross bookings, revenue and OIBA in the first quarter is as follows (some numbers may not add due to rounding):

	Worldwide
		Y/Y growth rates	Impact on Y/Y
Three months ended		excluding	growth rates from
March 31, 2008	Y/Y growth rates	acquisitions	acquisitions
Gross Bookings	19.9%	19.7%	0.2%
Revenue	24.9%	23.4%	1.5%
OIBA	20.6%	19.1%	1.5%
•	During the first quarter of 2008 we used a total of $82 million for acquisitions. One of the acquisitions was for a controlling interest with certain provisions which may result in additional payments for the remainder of the acquired company through 2011.
Adjusted Net Income & Adjusted EPS
•	During the first quarter of 2008, we began to exclude foreign exchange gains or losses on USD cash balances held by eLong from adjusted net income and adjusted EPS, as we expect to use the cash to settle foreseeable USD obligations and commitments only. Losses were $5 million ($3 million or $0.01 per share net of minority interest), and $1 million ($1 million or $0.00 per share net of minority interest) for the quarters ended March 31, 2008 and 2007, respectively.

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Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $728 million at March 31, 2008. This amount includes $30 million in restricted cash and cash equivalents primarily related to merchant air revenue transactions, and $159 million of cash at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	The $94 million increase in cash, cash equivalents and restricted cash for the three months ended March 31, 2008 principally relates to $457 million net benefit from changes in operating assets and liabilities and $126 million in OIBA, partially offset by $345 million in payments on our revolving credit facility, $90 million in acquisitions, long-term investments and deposits, and $33 million of capital expenditures.
Accounts and Notes Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertising partners as well as receivables related to agency transactions including those due from airlines and GDS partners.

•	Accounts and notes receivable increased $100 million from December 31, 2007 primarily due to a seasonal increase in our merchant business operations and, to a lesser extent, growth in our advertising and media businesses.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $37 million increase in prepaid merchant bookings from December 31, 2007 is due to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements, and prepaid insurance.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments, and capitalized debt issuance costs.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of hotels.com, Expedia.com, and Hotwire.com.

•	$868 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks.

•	$111 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $18 million for the first quarter 2008 compared with $21 million for the prior year period. This decrease was primarily due to the completed amortization of certain technology intangible assets over the past year. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $43 million for the remainder of 2008 and $23 million in 2009.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $20 million from December 31, 2007 primarily due to an increase in accrued marketing expenses related to growth in marketing at our various points of sale.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts

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payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not meaningfully change, we expect that changes in working capital related to this business will continue to be a positive contributor to operating and free cash flow. If this business declines or if the model changes significantly, it would negatively affect our working capital.

•	For the three months ended March 31, 2008, the change in deferred merchant booking and accounts payable, merchant contributed $606 million to net cash provided by operating activities, primarily related to growth in our merchant hotel business.
Accrued Expenses and Other Current Liabilities
•	Accrued expenses and other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, and accrued interest on our Notes and credit facility.

•	Accrued expenses and other current liabilities include the fair value of our Ask Notes, which are due June 1, 2008 (see “Ask Derivative Liability”).

•	Accrued expenses and other current liabilities include an obligation to pay an additional purchase price of $92 million based on the financial performance of one of our acquisitions made in 2007, which we expect to pay in the second quarter of 2008.

•	Accrued expenses and other current liabilities decreased $41 million from December 31, 2007 primarily due to payment of annual incentive compensation for performance in 2007, which is traditionally paid in the first quarter of each year, and payment of accrued interest.
Ask Derivative Liability
•	In connection with IAC/InterActiveCorp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) are due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC.

•	During the first quarter of 2008 there were no conversions of Ask Notes into common shares. Prior conversions total 3.8 million shares, leaving 0.5 million shares of Expedia common stock (or cash in equal value) due to Ask convertible note holders upon conversion. The Ask Notes are due June 1, 2008; upon maturity our obligation to satisfy demands for conversion ceases.

•	The estimated fair value of the Ask Notes at March 31, 2008 was $10 million, and is recorded in accrued expenses and other current liabilities on our consolidated balance sheets.

•	For the first quarter we recorded a net unrealized gain of $5 million related to the Ask Notes due to the decrease in our share price at the end of the first quarter 2008 compared to the end of 2007. This gain is reflected as a decrease in accrued expenses and other current liabilities, is recorded in other, net on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	We anticipate recording a gain or loss in the second quarter of 2008 representing an adjustment of the fair value of our remaining Ask Notes’ liability from March 31, 2008 up to and including expiration on June 1, 2008.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. As of March 31, 2008, we had $240 million in borrowings outstanding under our revolver reflecting a reduction of $345 million since December 31, 2007.

•	Outstanding borrowings bear interest based on our financial leverage, which based on our March 31, 2008 financials equated to a base rate plus 62.5 basis points. At our discretion we can choose a base rate equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or (2) various durations of LIBOR. The base rate on all current borrowings is 1-month LIBOR.

•	As of March 31, 2008 we were in compliance with the leverage and net worth covenants under the credit facility. Outstanding letters of credit under the facility as of that date were $66 million, which balance reduces our available borrowing capacity.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “Notes”) due 2018, which were issued in August 2006. The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

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•	Semi-annual interest expense related to the Notes is $19 million, paid on February 15 and August 15 of each year. Accrued interest related to the notes was $5 million at March 31, 2008 and is classified as accrued expenses and other current liabilities on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities include $175 million in uncertain tax positions recorded under FIN 48 compared to $172 million at December 31, 2007.

•	Other long-term liabilities also includes $26 million of derivative liabilities, primarily related to cross-currency swaps, which increased $5 million from December 31, 2007 primarily due to the weakening of the USD compared with the euro.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 56% interest (51% fully-diluted) and results for which are consolidated for all periods presented.

•	During the first quarter of 2008 eLong approved a $20 million share repurchase program.
Purchase Obligations and Contractual Commitments
•	At March 31, 2008 we have agreements with certain vendors under which we have future minimum obligations of $21 million for the remainder of 2008 and $6 million in 2009. These minimum obligations for telecom, loyalty, software, marketing agreements and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. $1 million was drawn on the line of credit and no amounts were drawn on the credit facility as of March 31, 2008.

•	In June 2007, we entered into a lease for new headquarters office space located in Bellevue, Washington for which we will recognize rent expense beginning in May 2008 in addition to rent expense on our present location. The ten-year term and cash payments related to this lease are expected to begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after December 31, 2007 are $25 million for the remainder of 2008, $34 million for 2009, $31 million for 2010, $30 million for 2011, $29 million for 2012, and $103 million for 2013 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, all of which are owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of April 15, 2008.
Warrants
•	As of March 31, 2008 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million other warrants outstanding.

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Shelf Registration
•	In October 2007 we filed a shelf registration statement with the SEC, under which we may offer from time to time debt securities, guarantees of debt securities, preferred stock, common stock or warrants. The shelf registration statement expires in October 2010.
Stock-Based Awards
•	At March 31, 2008 we had 19.2 million stock-based awards outstanding, consisting of stock options to purchase 9.5 million common shares with a $25.05 weighted average exercise price and weighted average remaining life of 4.6 years, as well as 9.7 million RSUs.

•	Annual employee RSU grants typically occur during the first quarter of each year. During each of the first quarters of 2008 and 2007 we granted 3.1 million RSUs. Net of cancellations, expirations and forfeitures occurring during the quarter, RSUs increased by 2.8 million in the first quarter of 2008 and 2.4 million in the prior year period.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the three months ended March 31, 2008 are as follows (in 000’s):

	3 Months Ended	3 Months Ended
Shares	3.31.08	3.31.07
Basic shares	285,117	307,828
Options	1,471	8,301
Warrants	5,624	4,998
Derivative liabilities	463	608
RSUs	1,356	2,013

Fully diluted shares	294,031	323,749
Additional RSUs, Adjusted Income method	7,200	5,964

Adjusted diluted shares	301,231	329,713

•	The decrease in basic, fully diluted and adjusted diluted shares for the quarter ended March 31, 2008 as compared to the prior year period primarily relates to the completion of our tender offer for 25 million shares in August 2007 and the exercise of stock options and related cancellation of shares for tax withholding.

•	The maximum possible dilution from various warrant issuances is 34.6 million shares, including 18.4 million shares related to warrants expiring in the first quarter of 2009. As of March 31, 2008, in-the-money warrants expiring in the first quarter of 2009 represented the right to purchase 11.2 million shares, which is significantly higher than the 5.6 million shares represented by warrants above primarily due to offsetting repurchases assumed under the treasury method for diluted share calculations.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions, except per share amounts)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material. See footnote below.

•	“Expedia Worldwide” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and worldwide ECT businesses, as well as affiliates. “hotels.com Worldwide” gross bookings constitute bookings from all hotels.com-branded properties, including our international sites and affiliates. “Other” gross bookings constitute bookings from Hotwire®, eLong, and all brands other than Expedia Worldwide and hotels.com Worldwide.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2006				2007				2008	Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Number of Transactions *	10.4	10.4	10.3	8.8	10.9	11.8	11.9	10.5	12.6	16%

Gross Bookings by Segment
North America	$3,522	$3,445	$3,104	$2,666	$3,559	$3,723	$3,519	$3,136	$4,087	15%
Europe *	711	674	724	613	940	939	1,074	919	1,257	34%
Other	347	368	365	344	425	466	465	466	559	31%

Total *	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	20%

Gross Bookings by Brand
Expedia Worldwide Sites *	$3,631	$3,537	$3,300	$2,920	$3,947	$4,034	$3,887	$3,547	$4,631	17%
Hotels.com Worldwide Sites	582	621	600	456	612	696	730	579	745	22%
Other	367	330	293	246	365	399	441	396	527	44%

Total *	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	20%

Gross Bookings by Agency/Merchant *
Agency	$2,650	$2,675	$2,429	$2,213	$2,850	$2,959	$2,808	$2,659	$3,301	16%
Merchant	1,930	1,812	1,763	1,410	2,075	2,169	2,249	1,862	2,602	25%

Total *	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	20%

Revenue by Segment
North America	$382	$456	$450	$379	$406	$505	$534	$452	$494	22%
Europe	85	112	134	121	110	145	183	169	146	33%
Other	27	30	30	32	34	39	42	45	47	38%

Total	$494	$598	$614	$531	$551	$690	$760	$665	$688	25%

Packages Revenue	$114	$131	$125	$107	$111	$132	$140	$128	$125	13%

Advertising and Media Revenue	$21	$22	$25	$27	$37	$44	$51	$51	$64	73%

OIBA by Segment
North America	$147	$212	$204	$172	$164	$227	$239	$192	$195	19%
Europe	15	40	48	55	26	43	68	71	30	19%
Other	(74)	(68)	(72)	(81)	(85)	(83)	(94)	(97)	(100)	NM

Total	$89	$184	$180	$146	$104	$187	$213	$165	$126	21%

Diluted EPS	$0.06	$0.27	$0.17	$0.20	$0.11	$0.30	$0.32	$0.22	$0.17	55%
Adjusted EPS**	$0.15	$0.32	$0.34	$0.28	$0.18	$0.35	$0.39	$0.32	$0.24	33%

Worldwide Merchant Hotel
Room Nights *	8.0	10.0	10.9	8.6	8.3	11.0	12.7	10.2	10.2	23%
Room Night Growth *	7%	13%	11%	7%	3%	10%	16%	18%	23%	23%
ADR Growth *	3%	7%	4%	8%	9%	6%	6%	7%	3%	3%
Revenue per Night Growth	-4%	4%	3%	7%	13%	4%	5%	4%	-1%	-1%
Revenue Growth	3%	17%	14%	15%	17%	14%	22%	23%	22%	22%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth *	2%	-4%	-7%	1%	5%	14%	15%	15%	11%	11%
Airfare Growth *	9%	13%	11%	3%	1%	-3%	2%	9%	8%	8%
Revenue per Ticket Growth *	-9%	-10%	-17%	-14%	-20%	-18%	-5%	-2%	6%	6%
Revenue Growth	-7%	-13%	-23%	-14%	-16%	-7%	9%	13%	18%	18%

*	Q108 and historical metrics have been slightly revised to exclude an unconsolidated joint venture in Europe. There was no impact to revenue, OIBA, cash flows or cash balances as a result of these changes. If the joint venture had been included, Q108 transactions would have been 12.7 million, worldwide gross bookings $6.01 billion, Europe gross bookings $1.37 billion, Expedia Worldwide Sites gross bookings $4.7 billion, room nights 10.4 million, tickets sold growth 10%, and revenue per ticket growth 7%. Room night growth, ADR growth, and airfare growth would not have changed from the metrics shown above.

**	Effective Q108 we have amended the definition of Adjusted EPS and the revised measures are shown above. For quantitative reconciliation of Adjusted EPS presented above to the most directly comparable amounts reported in accordance with GAAP, please refer to Exhibit 99.2 to our Current Report on Form 8-K filed on May 1, 2008, in connection with this earnings release.

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Notes & Definitions:
Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America – Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe – Reflects results for travel products and services provided through localized Expedia websites in Austria, Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of hotels.com in various European countries.
Other – Includes Expedia Corporate Travel, Asia Pacific and unallocated corporate functions and expenses.
Merchant Hotel Room Nights – Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, (2) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (3) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation (including internal-use software and website development), which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) stock-based compensation expense, (2) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (3) one-time items, (4) mark to market gains and losses on derivative liabilities, (5) currency gains or losses on U.S. dollar denominated cash equivalents held by eLong, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to

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RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended March 31,
	2008	2007
	(in thousands)
OIBA	$125,855	$104,390
Amortization of intangible assets	(18,051)	(21,196)
Stock-based compensation	(17,806)	(15,860)

Operating income	89,998	67,334

Interest expense, net	(7,585)	(3,907)
Other, net	(3,673)	(5,495)
Provision for income taxes	(28,972)	(23,612)
Minority interest in loss of consolidated subsidiaries, net	1,538	456

Net income	$51,306	$34,776

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2008	2007
	(in thousands, except per share data)
Net income	$51,306	$34,776
Amortization of intangible assets	18,051	21,196
Stock-based compensation	17,806	15,860
Foreign currency loss on U.S. dollar cash balances held by eLong	5,275	1,163
Unrealized (gain) loss on derivative instruments, net	(4,980)	1,391
Amortization of intangible assets as part of equity method investments	650	—
Minority interest	(2,201)	(717)
Provision for income taxes	(14,908)	(14,086)

Adjusted net income	$70,999	$59,583

GAAP diluted weighted average shares outstanding	294,031	323,749
Additional restricted stock units	7,200	5,964

Adjusted weighted average shares outstanding	301,231	329,713

Diluted earnings per share	$0.17	$0.11

Adjusted earnings per share	$0.24	$0.18

Free Cash Flow

	Three months ended March 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$563,779	$538,056
Less: capital expenditures	(33,188)	(18,332)

Free cash flow	$530,591	$519,724

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended March 31,
	2008	2007
	(in thousands)
Cost of revenue	$151,943	$121,298
Less: stock-based compensation	(675)	(883)

Cost of revenue excluding stock-based compensation	$151,268	$120,415

Selling and marketing expense	$287,122	$222,268
Less: stock-based compensation	(3,739)	(3,235)

Selling and marketing expense excluding stock-based compensation	$283,383	$219,033

General and administrative expense	$88,401	$76,163
Less: stock-based compensation	(8,950)	(7,669)

General and administrative expense excluding stock-based compensation	$79,451	$68,494

Technology and content expense	$52,302	$42,252
Less: stock-based compensation	(4,442)	(4,073)

Technology and content expense excluding stock-based compensation	$47,860	$38,179
Conference Call
Expedia, Inc. will audiocast a conference call to discuss first quarter 2008 financial results and certain forward-looking information on Thursday, May 1, 2008 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of May 1, 2008 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2007.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements included in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 50 global points of sale with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. is a component of the S&P 500 index. For more information, visit http://www.expediainc.com/(NASDAQ: EXPE).
Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com, L.P., a subsidiary of hotels.com in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor, LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2008 Expedia, Inc. All rights reserved. CST: 2029030-40

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